EXHIBIT 4.1

                             PINNACLE HOLDINGS INC.
                              STOCK INCENTIVE PLAN

1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to further the interests of Pinnacle Holdings Inc., a Delaware corporation, its Subsidiaries and its shareholders by providing incentives in the form of grants of stock options and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. Also, the Plan will assist the Company in attracting and retaining key persons.

2.       DEFINITIONS. The following definitions will apply to the Plan:

         a. "AWARD" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option or Restricted Stock.

         b.       "BOARD" means the board of directors of Pinnacle Holdings Inc.

         c. "CAUSE" means (i) any intentional misapplication by the Recipient of the Company's funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Company, or any other act of dishonesty committed by the Recipient in connection with the Company's business; (ii) the Recipient's conviction of a crime involving moral turpitude; (iii) the Recipient's non-performance or non-observance in any material respect of any requirement with respect to the Recipient's employment; or (iv) any other action by the Recipient involving willful and deliberate malfeasance or negligence in the performance of the Recipient's duties; provided that "Cause" may be otherwise defined for purposes of any Award in the related Option Agreement or Restricted Stock Agreement.

         d.       "CODE" means the Internal Revenue Code of 1986, as amended.

         e. "COMMITTEE" means the stock incentive committee appointed by the Board and consisting solely of two or more directors who are "outside directors" as such term is defined in Section 162(m) of the Code, and "nonemployee directors" as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 ("1934 Act"). The Board may appoint a different stock incentive committee for the purpose of granting Awards to Eligible Persons who are not currently and are not expected to subsequently become subject to the requirements of Section 16 of the 1934 Act or Section 162(m) of the Code. If the Board does not appoint a stock incentive committee, "Committee" means the Board.

         f. "COMMON STOCK" means the Common Stock, par value $.001 per share of Pinnacle Holdings Inc., or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 9 of the Plan.

         g.       "COMPANY" means Pinnacle Holdings Inc. and its Subsidiaries.

         h. "DATE OF GRANT" means the date on which the Option or Restricted Stock, whichever is applicable, is granted.

         i. "DISABILITY" means "disability" as defined in the Company's long term disability plan or policy.

         j. "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company as an employee or independent contractor of a corporation or other entity that provides services for the Company.

         k. "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company.

         l. "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is

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                  publicly traded on the date as of which fair market value is being determined, the Fair Market Value is the closing sale price of the Common Stock on the trading day next preceding such date as reported on the registered national exchange providing the primary market in the Common Stock, or if the Common Stock was not traded on such market, the average of the closing bid prices as reported by the Nasdaq Stock Market on that date. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board will determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings.

         m. "INCENTIVE STOCK OPTION" means a stock option, granted pursuant to this Plan or any other Company plan, that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase Common Stock.

         n. "NONQUALIFIED STOCK OPTION" means a stock option, granted pursuant to the Plan, that is not an Incentive Stock Option and that entitles the Recipient to purchase Common Stock.

         o. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option.

         p. "OPTION AGREEMENT" means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of an Option Award.

         q. "OPTION SHAREHOLDER" means an Employee who has acquired Shares upon exercise of an Option.

         r. "OPTION SHARES" means Shares that a Recipient receives upon exercise of an Option.

         s. "PERIOD OF RESTRICTION" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which all restrictions applicable to the Shares subject to such Award expire.

         t. "PLAN" means this Pinnacle Holdings Inc. Stock Incentive Plan, as amended from time to time.

         u.       "RECIPIENT" means an individual who receives an Award.

         v. "RESTRICTED STOCK" means an Award granted pursuant to Section 7 of the Plan.

         w. "RESTRICTED STOCK AGREEMENT" means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of a Restricted Stock Award.

         x. "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

         y. "SUBSIDIARY" means any entity 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

3. ADMINISTRATION. The Committee will administer the Plan. The Committee has the exclusive power to select the Recipients of Awards pursuant to the Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any of the Committee's determinations will be final and binding on all persons. A member of the Committee will not be liable for

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         performing any act or making any determination in good faith.

4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 3,000,000. If an unexercised Option expires or becomes unexercisable, the unpurchased Shares subject to such Option will be available for other Awards under the Plan. If any portion of a Restricted Stock Award is forfeited during the applicable Period of Restriction, the forfeited shares will be available for other Awards under the Plan.

5. ELIGIBILITY. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. Only an Employee may receive an Incentive Stock Option. The Committee's grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. Recipients may include persons who previously received stock, stock options or other benefits under the Plan or another plan of the Company or a Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. An Award will not enlarge or otherwise affect a Recipient's right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient's employment.

6. OPTIONS. The Committee may grant Options to purchase Common Stock to Recipients in such amounts as the Committee determines in its sole discretion. Subject to the provisions of Section 9 of the Plan, during any 12-month period, the Committee may not grant to any Recipient Options to purchase more than a total of 1,000,000 Shares. An Option Award may be in the form of an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant an Option alone or in addition to another Award for the same Recipient. Each Option will satisfy the following requirements:

         a. WRITTEN AGREEMENT. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients or for different Awards. The Option Agreement will contain such provisions as the Committee deems appropriate and will include a description of the substance of each of the requirements in this Section 6.

         b. NUMBER OF SHARES. Each Option Agreement will specify the number of Shares that the Recipient may purchase upon exercise of the Option.

         c.       EXERCISE PRICE.

                  i. INCENTIVE STOCK OPTION. Except as provided in subsection 6(l) of the Plan, the exercise price of each Share subject to an Incentive Stock Option will equal the exercise price designated by the Committee, but will not be less than the Fair Market Value of the Share on the Date of Grant.

                  ii. NONQUALIFIED STOCK OPTION. The exercise price of each Share subject to a Nonqualified Stock Option will equal the exercise price designated by the Committee.

         d.       DURATION OF OPTION.

                  i. INCENTIVE STOCK OPTION. Except as otherwise provided in this Section 6, an Incentive Stock Option will expire on the earlier of the tenth anniversary of the Date of Grant or the date set by the Committee on the Date of Grant.

                  ii. NONQUALIFIED STOCK OPTION. Except as otherwise provided in this Section 6, a Nonqualified Stock Option will expire on the tenth anniversary of its Date of Grant or, at such earlier or later date set by the Committee on the Date of Grant.

         e. VESTING OF OPTION. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time.

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         f.       DEATH.

                  i. INCENTIVE STOCK OPTION. If a Recipient dies, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

                  ii. NONQUALIFIED STOCK OPTION. If a Recipient dies, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant, or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death.

         g.       DISABILITY.

                  i. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in or pursuant to subsection 6.d. of the Plan.

                  ii. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment.

         h.       RETIREMENT OR INVOLUNTARY TERMINATION.

                  i. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, an Incentive Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient's employment, or, if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

                  ii. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, a Nonqualified Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient's employment, or, if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to 90 days following the Recipient's last day of employment.

         i. TERMINATION OF SERVICE. If the Recipient's employment with the Company terminates for any reason other than the reasons described in Sections 6.f, 6.g., 6.h., or 6.j. of the Plan, an Option granted to the Recipient will expire 30 days following the last day of the Recipient's employment with the Company, or, if earlier, the date specified in or pursuant to subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 30th day following the Recipient's last day of employment. The Committee may not delay the expiration of an Incentive Stock Option more than 90 days after termination of the Recipient's employment. During any delay of the expiration date, the Option will be exercisable only to the extent it is exercisable on the date the Recipient's employment terminates, subject to any adjustment under Section 9 of the Plan.

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         j.       CAUSE. Notwithstanding any provisions set forth in the Plan, if the Company terminates the Recipient's employment for Cause, any unexercised portion(s) of the Recipient's Option(s) will expire immediately upon the earlier of the occurrence of the event that constitutes Cause or the last day the Recipient is employed by the Company.

         k. CONDITIONS REQUIRED FOR EXERCISE. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement. Furthermore, an Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

         l. TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, will have an exercise price of 110 percent of Fair Market Value on the Date of Grant and will be exercisable only during the five-year period immediately following the Date of Grant. For purposes of calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply, and any stock that such person may purchase under outstanding options will not be considered.

         m. MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of Shares with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries become exercisable by any individual for the first time in any calendar year will not exceed $100,000.

         n. METHOD OF EXERCISE. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 8 of the Plan. Payment for Shares with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check,
                  (iii) if permitted by the Committee in the case of such exercise, in the form of Common Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker's delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under the Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder's right to exercise the remainder of the Option from time to time in accordance with the Plan.

         o. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient will apply to the Company for the loan, completing the forms and providing the information required by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient will execute a promissory note and any other documents deemed necessary by the Company.

         p. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Options in the event of the Recipient's death prior to full exercise of such Options. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

         q. NONTRANSFERABILITY OF OPTION. An Option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Option are exercisable only by the Recipient.

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7.       RESTRICTED STOCK. The Committee may grant Restricted Stock Shares to
         Recipients in such amounts as the Committee determines in its sole discretion. The Committee may grant Restricted Stock alone or in addition to another Award. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

         a. WRITTEN AGREEMENT. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for different Recipients. The Restricted Stock Agreement will specify the Period(s) of Restriction. In addition, the Restricted Stock Agreement will include a description of the substance of each of the requirements in this Section 7 and will contain such provisions as the Committee deems appropriate.

         b. NUMBER OF SHARES. Each Agreement will specify the number of Restricted Stock Shares granted to the Recipient.

         c. TRANSFERABILITY. Restricted Stock Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, or upon earlier satisfaction of any other conditions, as specified in the Restricted Stock Agreement.

         d. OTHER RESTRICTIONS. The Committee will impose on Restricted Stock Shares any other restrictions that the Committee deems advisable, including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, individual performance goals and/or any other criteria that the Committee may select, and/or restrictions under applicable federal or state securities laws, and may require that the certificate representing Restricted Stock carry a legend to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant and/or upon expiration of restrictions. Any such cash payments will equal an amount not less than the par value of the Restricted Stock Shares.

         e. CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 8.d. of the Plan, each certificate representing Restricted Stock Shares will bear the following legend:

                           "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Pinnacle Holdings Inc. Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated ___________. A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Pinnacle Holdings Inc."

         f.       REMOVAL OF RESTRICTIONS. Except as otherwise provided in this
                  Section 7, Restricted Stock Shares will become freely transferable by the Recipient after the Period of Restriction expires. The Recipient will be entitled to removal of the legend required by subsection 8.e. of the Plan following the expiration of the Period of Restriction.

         g. VOTING RIGHTS. During the Period of Restriction, Recipients holding Restricted Stock Shares may exercise full voting rights with respect to such Shares.

         h. DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Recipients holding Restricted Stock Shares will be entitled to receive all dividends and other distributions paid with respect to such Shares. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Shares with respect to which they were paid.

         i. TERMINATION OF SERVICE. If the Recipient ceases employment with the Company, the Recipient will forfeit immediately all nonvested Restricted Stock Shares held by the Recipient to the Company. The Committee may, in its sole discretion and upon such terms and conditions as it deems proper, provide for expiration of the restrictions on Restricted Stock Shares following termination of employment.

         j. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Restricted Stock Shares in the event of the Recipient's death

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                  prior to removal of all restrictions on such Shares. If the
                  Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

8. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his beneficiary or to require the Recipient or his beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state, and/or local tax purposes with respect to any Award under the Plan.

         The Committee may grant Awards and the Company may deliver Shares under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 8. No Option may be exercised, and Shares may not be issued under the Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option or to ownership of Shares by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option or receipt of Shares. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Committee or the Company fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

9. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares for which Awards are authorized to be granted under the Plan, the number and class of Shares then subject to Awards previously granted to Employees under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, any Award will pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution.

10. LIABILITY OF THE COMPANY. Neither the Company, its parent nor any Subsidiary that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

11. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the

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         Award. Without the consent of any such Recipient or holder, the Board may establish a date or event upon which the Plan and all unexercised Options will terminate; provided, however, that the Board must provide to the Recipients of the unexercised Options or the holders currently entitled to exercise the Options written notice of the termination of the Plan and all outstanding Options no less than 30 days prior to the date or event upon which the Plan and all unexercised Options will terminate.

12. EXPENSES OF PLAN. The Company will bear the expenses of administering the Plan.

13. DURATION OF PLAN. Awards may be granted under the Plan only during the 10 years immediately following the original effective date of the Plan.

14. NOTICES. All notices to the Company will be in writing and will be delivered to the President of the Company. All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company's personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 14.

15. APPLICABLE LAW. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Florida and the United States of America.

16.      EFFECTIVE DATE. The effective date of the Plan will be the earlier of
         (i) the date on which the Board adopts the Plan or (ii) the date on which the Shareholders approve the Plan.

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